SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 17, 2008 (November 11, 2008)

SIONIX CORPORATION
(Exact name of Company as specified in Charter)

Nevada	002-95626-D	87-0428526
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

3880 E. Eagle Dr.
Anaheim, CA 92807
(Address of Principal Executive Offices)

(714) 678-1000
(Issuer Telephone number)

2082 Michelson Drive, Suite 306
Irvine, California 92612
(Former address)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 11, 2008, we entered into a Termination, Separation and Release Agreement (the “Separation Agreement”) with Richard H. Papalian, our former Chief Executive Officer, pursuant to which we and Mr. Papalian mutually agreed to terminate Mr. Papalian’s Employment Agreement dated December 19, 2007 (the “Employment Agreement”), and agreed that such termination would be deemed neither a termination by the Company for “Cause” nor a termination by Mr. Papalian for “Good Reason”, as those terms are defined in the Employment Agreement, and agreed to a mutual general release of any claims arising from Mr. Papalian’s service as an officer and director. Mr. Papalian agreed to forfeit all unvested stock options granted to him pursuant to the Notice of Grant of Stock Option dated December 19, 2007, leaving him with a vested option to purchase 2,933,526 shares of our common stock at an exercise price $0.25 per share, after giving effect to anti-dilution adjustments to which Mr. Papalian was entitled pursuant to his Stock Option Agreement dated December 19, 2007. In addition, we agreed to grant Mr. Papalian a fully vested 5-year option to purchase 3,500,000 shares of our common stock at an exercise price of $0.15 per share in consideration of Mr. Papalian’s acceptance of the Separation Agreement.

The foregoing discussion is qualified in its entirety by reference to the Separation Agreement, and the Notice of Grant of Stock Option and the Stock Option Agreement, dated November 11, 2008, which are attached as exhibits to this Current Report.

The Employment Agreement and December 19, 2007 Notice of Grant of Stock Option and Stock Option Agreement are available for review as exhibits to our Current Report on Form 8-K filed with the Commission on December 20, 2007.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As provided in the Separation Agreement, Mr. Papalian resigned as a director effective immediately.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information

Not applicable.

(c)	Exhibits

10.1	Termination, Separation and Release Agreement
10.2	Notice of Grant of Stock Option
10.3	Stock Option Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Sionix Corporation has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 17, 2008

SIONIX CORPORATION

By:	/s/ James Houtz
James Houtz, Chief Executive Officer